Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Second Quarter Fiscal 2020 Results

•	Second quarter 2020 revenue was $142.8 million, down 11% sequentially and up 9% year-over-year

•	Net income attributable to Photronics, Inc. shareholders was $6.3 million, or $0.10 per diluted share

•	Cash provided by operating activities was $30.5 million, resulting in a cash balance of $237.8 million

•	Third quarter 2020 guidance: revenue between $145 and $155 million with diluted EPS between $0.11 and $0.17

BROOKFIELD, Conn. May 27, 2020 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2020 second quarter ended May 3, 2020.

Second quarter revenue was $142.8 million, 11% lower than the previous quarter and 9% better than the same quarter last year. Integrated circuit (IC) revenue was $96.8 million, down 9% sequentially and down 2% compared with the second quarter of last year. Flat panel display (FPD) revenue was $45.9 million, down 13% compared with last quarter and up 39% compared with the same period last year.

Net income attributable to Photronics, Inc. shareholders was $6.3 million ($0.10 per diluted share), compared with $10.3 million ($0.16 per diluted share) for the first quarter of 2020 and $8.5 million ($0.13 per diluted share) for the second quarter of 2019.

“Our entire organization performed well, working hard to meet customer needs during an unprecedented period characterized by supply chain challenges and growing uncertainty,” said Peter Kirlin, chief executive officer. “Our business was soft in China, due primarily to shelter-in-place directives that caused some customers to push out orders, particularly for IC foundries and high-end display panel production. As we ended the quarter, most of these directives were lifted and demand began strengthening. Our low-cost focus and strong balance sheet are helping us to navigate the uncertainty. We remain focused on compelling long-term growth opportunities and are committed to investing to expand market share and maintain technology leadership, primarily in mobile display applications, which we anticipate will continue to grow.”

Third Quarter 2020 Guidance

For the third quarter of 2020, Photronics expects revenue to be between $145 million and $155 million, and net income attributable to Photronics, Inc. shareholders to be between $0.11 and $0.17 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, May 27, 2020. The call can be accessed by logging onto Photronics’ website at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ website.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2019, the company had 1,775 employees. The company has 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Photronics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Photronics’ Annual and Quarterly filings with the Securities and Exchange Commission under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by Photronics with the Securities and Exchange Commission from time to time. These risks and uncertainties include, but are not limited to, the current pandemic and future recurrences and other developments with respect thereto, governmental responses to the pandemic and related matters, changes in end markets resulting therefrom, changes in investment, tax, trade, exchange and other laws and regulations, as well as economic, competitive, legal, governmental, political, monetary and fiscal policy, and technological factors and decisions we may make in the future regarding our business, capital structure and other matters. Photronics undertakes no obligation to release publicly any revisions to any forward-looking statements or, except as required to be disclosed in filings or furnishings with the Securities and Exchange Commission, to report events or to report the occurrence of unanticipated events. There is no assurance that Photronics’ expectations will be realized.